Verastem Oncology Reports Third Quarter 2019 Financial Results and Recent Company Progress

Company Reports $9 Million in Total Revenue, including $4.0 Million in Net Product Revenue from COPIKTRA®; Reaffirms FY2019 Revenue Guidance

Cash, Cash Equivalents and Short-Term Investments of $160.2 Million as of September 30, 2019

Company to Streamline Organization and Reduce Operating Expenses by $25 Million in 2020

Company to Host Conference Call Today at 4:30 PM ET

BOSTON, MA – October 29, 2019  – Verastem, Inc. (Nasdaq: VSTM), operating as Verastem Oncology (or “the Company”), focused on developing and commercializing medicines seeking to improve the survival and quality of life of cancer patients, today reported financial results for the three months ended September 30, 2019, and provided an overview of recent accomplishments and clinical development progress for duvelisib (COPIKTRA®).

“In the third quarter, we achieved $9.0 million in revenue, including $4.0 million in net product revenue from COPIKTRA, a 33% increase over the prior quarter, and we remain on track to achieve the revenue that we have guided for this year. We continue to make progress with COPIKTRA sales as the intent to prescribe and new prescriber base grows week over week due to solid progress across our commercial efforts, including physician education and contracting. We also believe in the long-term potential for our current COPIKTRA indications,”  said Brian Stuglik, Chief Executive Officer of Verastem Oncology. “We are deeply committed to our long-term strategy to achieve sustainable growth and progress our mission on behalf of patients. In order to achieve these ambitious goals and provide us with greater financial flexibility going forward, we are streamlining our organization and reducing operating expenses,  which will result in approximately $25 million in annualized cost savings next year.”

Key Third Quarter 2019 and Recent Accomplishments

Corporate and Financial

•

Implementing a Corporate Restructuring as Part of the Long-Term “6-2-5” Strategy  – Verastem Oncology continues to deliver on its “6-2-5” strategic plan in which we aim to narrow the gap between revenue and commercial spend by year end 2019, achieve cash flow break-even for both the commercial and clinical COPIKTRA program by mid-2021, and the indications for COPIKTRA are broadened with at least one additional marketed product, along with a pipeline of assets in development by mid-2024. In order to support this strategy, the company will be reducing overall operating expenses, including the elimination of approximately 40 current positions across all functions. The workforce reduction is designed to streamline operations, speed execution, and reflect the focused, account-based approach in the field. The Company expects minimal impact on top-line revenue results with these changes. The overall reduction in operating expenses is expected to result in approximately $25 million in annualized cost savings in 2020.  Verastem Oncology estimates that it will incur approximately $1.0 million in pre-tax charges for severance and other costs related to the workforce reduction, the majority of which will be incurred in 2019.

•

Signed Exclusive License Agreement with Sanofi for the Development and Commercialization of Duvelisib in Select Eurasian Territories –  In July 2019, the Company announced its entry into an exclusive license agreement with Sanofi, under which Verastem Oncology granted exclusive rights to Sanofi to develop and commercialize products containing COPIKTRA in Russia and CIS, Turkey, the Middle East and Africa.   Under the terms of the agreement, Verastem Oncology received an upfront payment of $5 million (USD) and is eligible to receive aggregate payments of up to $42 million if certain development and sales milestones are successfully achieved, plus double-digit percentage royalties based on future net sales of COPIKTRA in the licensed territories.   In exchange, Sanofi received exclusive rights to develop and commercialize COPIKTRA and hold the marketing authorization and product license for COPIKTRA in the licensed territories.   Additionally, Sanofi will have the right to collaborate with Verastem Oncology on certain global development and clinical trial activities.

COPIKTRA (duvelisib)

•

Ongoing Commercial Rollout of COPIKTRA in the United States (U.S.) – COPIKTRA, the Company’s oral inhibitor of phosphoinositide 3-kinase (PI3K), and the first FDA-approved dual inhibitor of PI3K-delta and PI3K-gamma continues to gain momentum in the U.S. generating revenues of $4.0 million during the third quarter of 2019, a 33% increase over the prior quarter. As of the end of the third quarter 2019, the number of prescribing physicians had increased by over 30%, compared to the end of the prior quarter.

•

Yakult Doses First Patient in Japanese Bridging Study Evaluating COPIKTRA in Relapsed or Refractory CLL/SLL – In early October, Verastem Oncology’s partner Yakult Honsha Co., Ltd. (Yakult) dosed the first patient in a Phase 1b Japanese bridging study evaluating COPIKTRA in patients with relapsed or refractory CLL/SLL following at least one prior therapy.    Yakult’s multicenter, open-label Phase 1b study is expected to enroll approximately 10 patients and the primary endpoint of the study is objective response rate. Secondary endpoints of the study include overall survival, progression free survival and safety.  This Phase 1b study is expected to serve as a bridging study based on the efficacy and safety observed in Verastem Oncology’s Phase 3 DUO study.  The results of the Phase 1b bridging study are expected to form the basis of a regulatory submission for COPIKTRA for the treatment of relapsed or refractory CLL/SLL in Japan.

•

Duvelisib Receives Orphan Drug Designation from FDA for the Treatment of T-Cell Lymphoma – In early October, duvelisib (COPIKTRA) received orphan drug designation from the FDA for use in the treatment of T-Cell lymphoma. The designation was created to encourage the development of drugs that may provide significant benefit to patients suffering from rare diseases.  Duvelisib is not currently approved for the treatment of T-cell lymphoma. The Company recently completed the dose optimization/dose selection phase of the PRIMO study in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL) and has submitted the data for presentation at the American Society of Hematology 2019 Annual Meeting in December. The registration-directed portion of the PRIMO study is currently on going and is being conducted in the U.S., Europe and Japan.

•	Presented New Preclinical Duvelisib Data at the 5th International Conference on New Concepts in Lymphoid Malignancies – In early October, an abstract was presented at the meeting that showed superior anti-cancer activity of the dual PI3K-delta/gamma inhibitor duvelisib compared to the PI3K-delta inhibitor idelalisib in preclinical models of mantle cell lymphoma (MCL).  Verastem Oncology’s goal is to expand into additional lymphoid malignancy indications and these data provide additional support for the future study of duvelisib through clinical trials in patients with MCL. Duvelisib is not approved for use in MCL.

•

Presented Seven COPIKTRA Abstracts at Two Prestigious Medical Meetings –  Throughout September, Verastem Oncology continued to have a strong scientific presence for COPIKTRA at important medical congresses. The Company presented a total of seven COPIKTRA abstracts at two prestigious medical oncology meetings; the 18th Annual International Workshop on Chronic Lymphocytic Leukemia (iwCLL) and the Society of Hematologic Oncology 2019 Annual Meeting.  Collectively, the presented abstracts highlighted a wide range of duvelisib clinical data, including data from the Phase 3 DUO study in patients with relapsed or refractory CLL/SLL, dose modification data from the Phase 3 DUO study, data from a post-hoc analysis evaluating the effect of COPIKTRA on lymphocytosis,  including in patients with high-risk factors, and data from the Phase 2 DYNAMO in patients with refractory marginal zone lymphoma.  These presented data continue to support the ongoing commercialization of COPIKTRA.

Third Quarter 2019 Financial Results

Total revenue for the three months ended September 30, 2019 (2019 Quarter) was $9.0 million.   Net product revenue for the 2019 Quarter was $4.0 million, compared to $0.5 million for the three months ended September 30, 2018  (2018 Quarter), following the FDA’s approval of COPIKTRA on September 24, 2018.    License and collaboration revenue for the 2019 Quarter was $5.0 million, compared to $15.0 million for the 2018 Quarter. The 2018 Quarter included license revenue of $15.0 million related to an upfront payment pursuant to a license and collaboration agreement executed between Verastem Oncology and CSPC Pharmaceutical Group Limited in September 2018. The 2019 Quarter includes a $5.0 million upfront payment received pursuant to a license and collaboration agreement executed between Verastem Oncology and Sanofi in July 2019.

Total operating expenses for the 2019 Quarter were $35.1 million, compared to $41.4 million for the second quarter of 2019 and compared to $37.1 million for the 2018 Quarter.

Research and development (R&D) expense for the 2019 Quarter was $12.2 million, compared to $11.6 million for the 2018 Quarter.  The increase of $0.6 million, or 5.2%, was primarily related to an increase of $0.4 million in contract research organizations (CRO) costs and an increase of $0.3 million related to personnel costs, including non-cash stock-based compensation, partially offset by a decrease of $0.1 million in consulting costs. The $0.4 million increase in CRO costs is primarily related to an increase of $1.5 million for the Company’s planned DUETTO and TEMPO studies, partially offset by a decrease of $1.0 million resulting from site closures for the Phase 3 DUO and Phase 2 DYNAMO studies as patients continue to complete treatment.

Selling, general and administrative expense for the 2019 Quarter was $22.2 million, compared to $25.4 million for the 2018 Quarter.  The decrease of $3.2 million, or 12.6%, was primarily due to a decrease of $2.3 million in consulting and professional fees, primarily related to the support of commercial launch preparation activities in the 2018 Quarter and a decrease of $0.9 million in personnel related costs, including non-cash stock-based compensation.

Net loss for the 2019 Quarter was $30.1 million, or $0.41 per share (basic and diluted), compared to $21.7 million, or $0.29 per share (basic and diluted), for the 2018 Quarter.

For the 2019 Quarter, non-GAAP adjusted net loss was $26.2 million, or $0.35 per share, compared to non-GAAP adjusted net loss of $19.4 million, or $0.26 per share, for the 2018 Quarter.  Please refer to the GAAP to Non-GAAP Reconciliation attached to this press release.

As of September 30, 2019, Verastem Oncology had cash, cash equivalents and short-term investments of $160.2 million.

Financial Guidance for Fiscal 2019

Verastem Oncology is reiterating its full-year 2019 guidance and expects net product revenue for COPIKTRA to be in the range of $12-14 million. This guidance is based on product revenue to date, current run rates and near-term expectations.

Conference Call and Webcast Information

The Verastem Oncology management team will host a conference call and webcast today, Tuesday,  October 29, 2019, at 4:30 PM (ET).  The call can be accessed by dialing (877)  341-5660 (U.S. and Canada) or (315)  625-3226 (international), five minutes prior to the start of the call and providing the passcode 5785818.

The live, listen-only webcast of the conference call can be accessed by visiting the investors section of the Company's website at www.verastem.com.  A replay of the webcast will be archived on the Company's website for 90 days following the call.

About Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma

Chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL) are cancers that affect lymphocytes and are essentially the same disease, with the only difference being the location where the cancer primarily occurs. When most of the cancer cells are located in the bloodstream and the bone marrow, the disease is referred to as CLL, although the lymph nodes and spleen are often involved. When the cancer cells are located mostly in the lymph nodes, the disease is called SLL. The symptoms of CLL/SLL include a tender, swollen abdomen and feeling full even after eating only a small amount. Other symptoms can include fatigue, shortness of breath, anemia, bruising easily, night sweats, weight loss, and frequent infections. However, many patients with CLL/SLL will live for years without symptoms.  In 2018, there were approximately 200,000 patients in the United States affected by CLL/SLL with nearly 20,000 new diagnoses. While there are therapies currently available, real-world data reveals that a significant number of patients either relapse following treatment, become refractory to current agents, or are unable to tolerate treatment, representing a significant medical need. The potential of additional oral agents, particularly as a monotherapy that can be used in the general community physician’s armamentarium, may hold significant value in the treatment of patients with CLL/SLL.

About Follicular Lymphoma

Follicular lymphoma (FL) is typically a slow-growing or indolent form of non-Hodgkin lymphoma (NHL) that arises from B-lymphocytes, making it a B-cell lymphoma.  In 2018, this lymphoma subtype accounted for 20 to 30 percent of all NHL cases, with more than 140,000 people in the United States with FL and more than 13,000 newly diagnosed patients. Common symptoms of FL include enlargement of the lymph nodes in the neck, underarms, abdomen, or groin, as well as fatigue, shortness of breath, night sweats, and weight loss. Often, patients with FL have no obvious symptoms of the disease at diagnosis. Follicular lymphoma is usually not considered to be curable, but more of a chronic disease, with patients living for many years with this form of lymphoma. The potential of additional oral agents, particularly as a monotherapy that can be used in the general community physician’s armamentarium, may hold significant value in the treatment of patients with FL.

About Peripheral T-Cell Lymphoma

Peripheral T-cell lymphoma (PTCL) is an aggressive type of non-Hodgkin lymphoma (NHL) that develops in mature white blood cells called “T cells” and “natural killer (NK) cells”1 which circulate with the lymphatic system.2 PTCL accounts for between 10-15% of all non-Hodgkin lymphomas (NHLs) and generally affects people aged 60 years and older.1 Although there are many different subtypes of peripheral T-cell lymphoma, they often present in a similar way, with widespread, enlarged, painless lymph nodes in the neck, armpit or groin.2 There is currently no established standard of care for patients with relapsed or refractory disease.1

About COPIKTRA™ (duvelisib)

COPIKTRA is an oral inhibitor of phosphoinositide 3-kinase (PI3K), and the first approved dual inhibitor of PI3K-delta and PI3K-gamma, two enzymes known to help support the growth and survival of malignant B-cells. PI3K signaling may lead to the proliferation of malignant B-cells and is thought to play a role in the formation and maintenance of the supportive tumor microenvironment.3,4,5 COPIKTRA is indicated for the treatment of adult patients with relapsed or refractory chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) after at least two prior therapies and relapsed or refractory follicular lymphoma (FL) after at least two prior systemic therapies. COPIKTRA is also being developed by Verastem Oncology for the treatment of peripheral T-cell lymphoma (PTCL), for which it has received Fast Track status, and is being investigated in combination with other agents through investigator-sponsored studies.6 For more information on COPIKTRA, please visit www.COPIKTRA.com. Information about duvelisib clinical trials can be found on www.clinicaltrials.gov.

About Verastem Oncology

Verastem Oncology (Nasdaq: VSTM) is a commercial biopharmaceutical company committed to the development and commercialization of medicines to improve the lives of patients diagnosed with cancer. We are driven by the strength, tenacity and courage of those battling cancer – single-minded in our resolve to deliver new therapies that not only keep cancer at bay but improve the lives of patients diagnosed with cancer. Because for us, it’s personal.

Our first FDA approved product is now available for the treatment of patients with certain types of indolent non-Hodgkin’s lymphoma (iNHL). Our pipeline comprises product candidates that seek to treat cancer by modulating the local tumor microenvironment. For more information, please visit www.verastem.com.

COPIKTRA includes a Boxed Warning for fatal and serious toxicities including infections, diarrhea or colitis, cutaneous reactions and pneumonitis. See full Prescribing Information for complete Boxed Warning and other important safety information.

SELECT IMPORTANT SAFETY INFORMATION

This does not include all information needed to use COPIKTRA™ (duvelisib) safely and effectively. See full Prescribing Information.

WARNING: FATAL AND SERIOUS TOXICITIES: INFECTIONS, DIARRHEA OR COLITIS, CUTANEOUS REACTIONS, and PNEUMONITIS

See full Prescribing Information for complete boxed warning

"	Fatal and/or serious infections occurred in 31% (4% fatal) of COPIKTRA-treated patients. Monitor for signs and symptoms of infection. Withhold COPIKTRA if infection is suspected.
"	Fatal and/or serious diarrhea or colitis occurred in 18% (<1% fatal) of COPIKTRA-treated patients. Monitor for the development of severe diarrhea or colitis. Withhold COPIKTRA.
"	Fatal and/or serious cutaneous reactions occurred in 5% (<1% fatal) of COPIKTRA-treated patients. Withhold COPIKTRA.
"	Fatal and/or serious pneumonitis occurred in 5% (<1% fatal) of COPIKTRA-treated patients. Monitor for pulmonary symptoms and interstitial infiltrates. Withhold COPIKTRA.

Indications and Usage

COPIKTRA is a kinase inhibitor indicated for the treatment of adult patients with:

•	Relapsed or refractory chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) after at least two prior therapies.
•

Relapsed or refractory follicular lymphoma (FL) after at least two prior systemic therapies. Accelerated approval based on overall response rate and continued approval may be contingent upon confirmatory trials

WARNINGS AND PRECAUTIONS

•	Hepatotoxicity: Monitor hepatic function.
•	Neutropenia: Monitor blood counts.
•	Embryo-Fetal toxicity: COPIKTRA can cause fetal harm. Advise patients of potential risk to a fetus and to use effective contraception.

ADVERSE REACTIONS

The most common adverse reactions (≥20%) are diarrhea or colitis, neutropenia, rash, fatigue, pyrexia, cough, nausea, upper respiratory infection, pneumonia, musculoskeletal pain, and anemia.

To report Adverse Reactions, contact FDA at 1-800-FDA-1088 (1-800-332-1088) or www.fda.gov/medwatch and Verastem Oncology at 1-877-7RXVSTM (1-877-779-8786).

DRUG INTERACTIONS

•	CYP3A inducers: Avoid co-administration with strong CYP3A inducers.
•

CYP3A inhibitors: Monitor for COPIKTRA toxicities when co-administered with strong or moderate CYP3A inhibitors. Reduce COPIKTRA dose to 15 mg twice daily when co-administered with strong CYP3A4 inhibitors.

•	CYP3A substrates: Monitor for signs of toxicities when co-administering COPIKTRA with sensitive CYP3A substrates.

USE IN SPECIFIC POPULATIONS

Lactation: Advise women not to breastfeed.

Use of Non-GAAP Financial Measures

To supplement Verastem Oncology’s condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company uses the following non-GAAP financial measures in this press release: non-GAAP adjusted net loss and non-GAAP net loss per share. These non-GAAP financial measures exclude certain amounts or expenses from the corresponding financial measures determined in accordance with GAAP. Management believes this non-GAAP information is useful for investors, taken in conjunction with the Company’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to the Company’s operating performance and can enhance investors’ ability to identify operating trends in the Company’s business. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under GAAP, not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures for the three and six months ended June 30, 2019 and 2018 are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

Forward looking statements notice

This press release and the commentary in the conference call to be held today each include forward-looking statements about Verastem Oncology’s strategy, future plans and prospects, including statements regarding the development and activity of Verastem Oncology’s lead product COPIKTRA, and Verastem Oncology’s PI3K program generally, its commercialization of COPIKTRA, the potential commercial success of COPIKTRA, including financial guidance and patient population estimates, the anticipated adoption of COPIKTRA by patients and physicians, the structure of its planned and pending clinical trials and the timeline and indications for clinical development, regulatory submissions and commercialization activities. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement.

Applicable risks and uncertainties include the risks and uncertainties, among other things, regarding: the commercial success of COPIKTRA in the United States; physician and patient adoption of COPIKTRA, including those related to the safety and efficacy of COPIKTRA; the uncertainties inherent in research and development of COPIKTRA, such as negative or unexpected results of clinical trials; whether and when any applications for COPIKTRA may be filed with regulatory authorities in any other jurisdictions; whether and when regulatory authorities in any other jurisdictions may approve any such other applications that may be filed for COPIKTRA, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted and, if approved, whether COPIKTRA will be commercially successful in such jurisdictions; our ability to obtain, maintain and enforce patent and other intellectual property protection for COPIKTRA and our other product candidates; the scope, timing, and outcome of any legal proceedings; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of COPIKTRA; the fact that regulatory authorities in the U.S. or other jurisdictions, if approved, could withdraw approval; whether preclinical testing of our product candidates and preliminary or interim data from clinical trials will be predictive of the results or success of ongoing or later clinical trials; that the timing, scope and rate of reimbursement for our product candidates is uncertain; that third-party payors (including government agencies) may not reimburse for COPIKTRA; that there may be competitive developments affecting our product candidates; that data may not be available when expected; that enrollment of clinical trials may take longer than expected; that COPIKTRA or our other product candidates will cause unexpected safety events, experience manufacturing or supply interruptions or failures, or result in unmanageable safety profiles as compared to their levels of efficacy; that COPIKTRA will be ineffective at treating patients with lymphoid malignancies; that we will be unable to successfully initiate or complete the clinical development and eventual commercialization of our product candidates; that the development and commercialization of our product candidates will take longer or cost more than planned; that we may not have sufficient cash to fund our contemplated operations; that we, CSPC Pharmaceutical Group, Yakult Honsha Co., Ltd., Sanofi or Infinity Pharmaceuticals, Inc. will fail to fully perform under the duvelisib license agreements; that we may be unable to make additional draws under our debt facility or obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity, debt financing or otherwise; that we will not pursue or submit regulatory filings for our product candidates, including for duvelisib in patients with chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) or indolent non-Hodgkin lymphoma (iNHL) in other jurisdictions; and that our product candidates will not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients.

Other risks and uncertainties include those identified under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 12, 2019 and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Verastem Oncology’s views as of the date hereof, and the Company does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

References

1 The Leukemia & Lymphoma Society. Peripheral T-Cell Lymphoma Facts. July 2014.

2 Leukemia Foundation. http://www.leukaemia.org.au/blood-cancers/lymphomas/non-hodgkin-lymphoma-nhl/peripheral-t-cell-lymphoma

3 Winkler D.G., Faia K.L., DiNitto J.P. et al. PI3K-delta and PI3K-gamma inhibition by IPI-145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 2013; 20:1-11.

4 Reif K et al. Cutting Edge: Differential Roles for Phosphoinositide 3 kinases, p110-gamma and p110-delta, in lymphocyte chemotaxis and homing. J Immunol 2004:173:2236-2240.

5 Schmid M et al. Receptor Tyrosine Kinases and TLR/IL1Rs Unexpectedly activate myeloid cell PI3K, a single convergent point promoting tumor inflammation and progression. Cancer Cell 2011; 19:715-727.

6 www.clinicaltrials.gov, NCT03372057

Contacts

Investors:

John Doyle

Vice President, Investor Relations & Finance

+1 781-469-1546

jdoyle@verastem.com

Media:

Lisa Buffington

Corporate Communications

+1 781-292-4205

lbuffington@verastem.com

Verastem, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2019	2018

Cash, cash equivalents and investments	$160,228	$249,653
Accounts receivable, net	2,203	306
Inventory	478	327
Prepaid expenses and other current assets	4,049	2,973
Property and equipment, net	1,041	1,369
Intangible assets, net	20,400	21,577
Right-of-use asset, net	3,146	—
Other assets	1,055	1,031
Total assets	$192,600	$277,236

Current Liabilities	$30,510	$37,077
Long-term debt	34,882	19,506
Convertible senior notes	101,249	95,231
Lease Liability, long-term	3,572	—
Other liabilities	870	1,123
Stockholders’ equity	21,517	124,299
Total liabilities and stockholders’ equity	$192,600	$277,236

Verastem, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenue:
Product revenue, net	$4,032	$508	$8,722	$508
License and collaboration revenue	5,000	15,000	5,118	25,000
Total revenue	9,032	15,508	13,840	25,508
Operating expenses:
Cost of sales - product	371	49	906	49
Cost of sales - intangible amortization	392	31	1,177	31
Research and development	12,219	11,571	33,322	34,886
Selling, general and administrative	22,153	25,426	77,484	51,066
Total operating expenses	35,135	37,077	112,889	86,032
Loss from operations	(26,103)	(21,569)	(99,049)	(60,524)
Interest income	1,005	763	3,770	1,297
Interest expense	(5,041)	(862)	(15,156)	(1,858)
Net loss	$(30,139)	$(21,668)	$(110,435)	$(61,085)
Net loss per share—basic and diluted	$(0.41)	$(0.29)	$(1.49)	$(0.99)
Weighted average common shares outstanding used in computing net loss per share—basic and diluted	74,228	73,644	73,988	61,995

Verastem, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net Loss Reconciliation
Net Loss (GAAP basis)	$(30,139)	$(21,668)	$(110,435)	$(61,085)
Adjust:
Amortization of acquired intangible asset	392	31	1,177	31
Stock-based compensation expense	1,915	2,040	7,228	4,908
Non-cash interest, net	1,611	156	4,426	335
Severance and Other	40	—	1,820	—
Adjusted Net Loss (non-GAAP basis)	$(26,181)	$(19,441)	$(95,784)	$(55,811)

Reconciliation of Net Loss Per Share
Net Loss per share – diluted (GAAP Basis)	(0.41)	(0.29)	(1.49)	(0.99)
Adjust per diluted share
Amortization of acquired intangible asset	0.01	0.0	0.02	0.00
Stock-based compensation expense	0.03	0.03	0.10	0.08
Non-cash interest, net	0.02	0.00	0.06	0.01
Severance and Other	0.00	—	0.02	—
Adjusted Net Loss per share – diluted (non-GAAP Basis)	$(0.35)	$(0.26)	$(1.29)	$(0.90)
Weighted average common shares outstanding used in computing net loss per share—diluted	74,228	73,644	73,988	61,995